UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2008

MEDICAL STAFFING NETWORK HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-31299	65-0865171
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

901 Yamato Road, Suite 110 Boca Raton FL 33431
(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 322-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities.

Medical Staffing Network Holdings, Inc. is realigning its per diem branch network.  The Company will be increasingly focused on expanding its local contract business.  Local contract staffing is assignments that range two weeks in length or longer and are filled through a local branch.  Over the past few months, the Company has increased its local contract staffing to approximately 25% of the per diem division’s revenue.

In addition, the Company’s actions are in response to recent successes in its vendor management services (VMS) operations.  The VMS group has been awarded six contracts during 2008 which further reduces its dependency on daily transactional business.  The success of the VMS division together with the focus on local contract staffing has enabled the Company to increase the visibility of its revenue stream.  As a result, on October 28, 2008, the Company decided to consolidate its national branch footprint by closing 20 per diem locations where local contract and VMS business opportunities were less evident.

Through technological advancements and the focusing on local contract business, a majority of these locations will be serviced either from a nearby location or from a “virtual” office setting from the Company’s corporate location.  The Company anticipates that the loss of the closed locations’ income from operations will be entirely offset by a reduction in salaries and related expenses for operations and corporate personnel.  The Company expects to incur a charge of approximately $6.7 million in the fourth quarter.  The Company estimates that the charge will consist of approximately $0.8 million relating to lease termination costs, approximately $0.2 million relating to severance costs and approximately $5.7 million in non-cash goodwill impairment charge relating to the closures of the per diem branches.

On October 30, 2008, the Company issued a press release announcing the realignment of its per diem branch network. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

99.1  Press Release, dated October 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 30, 2008	MEDICAL STAFFING NETWORK HOLDINGS, INC.

/s/ Kevin S. Little
Kevin S. Little
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 30, 2008.